Baker & McKenzie LLP is a member of Baker & McKenzie International, a Swiss Verein Exhibit 5.1 Baker & McKenzie LLP 300 East Randolph Street, Suite 5000 Chicago, IL 60601 United States Tel: +1 312 861 8000 Fax: +1 312 861 2899 www.bakermckenzie.com Asia Pacific Bangkok Beijing Brisbane Hanoi Ho Chi Minh City Hong Kong Jakarta Kuala Lumpur* Manila* Melbourne Seoul Shanghai Singapore Sydney Taipei Tokyo Yangon Europe, Middle East & Africa Abu Dhabi Almaty Amsterdam Antwerp Bahrain Baku Barcelona Berlin Brussels Budapest Cairo Casablanca Doha Dubai Dusseldorf Frankfurt/Main Geneva Istanbul Jeddah* Johannesburg Kyiv London Luxembourg Madrid Milan Moscow Munich Paris Prague Riyadh* Rome St. Petersburg Stockholm Vienna Warsaw Zurich The Americas Bogota Brasilia** Buenos Aires Caracas Chicago Dallas Guadalajara Houston Juarez Lima Mexico City Miami Monterrey New York Palo Alto Porto Alegre** Rio de Janeiro** San Francisco Santiago Sao Paulo** Tijuana Toronto Valencia Washington, DC * Associated Firm ** In cooperation with Trench, Rossi e Watanabe Advogados March 20, 2025 Amprius Technologies, Inc. 1180 Page Avenue Fremont, California 94538 Re: Amprius Technologies, Inc. Form S-8 Registration Statement Ladies and Gentlemen: We have acted as counsel to Amprius Technologies, Inc., a Delaware corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “SEC”) of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the proposed issuance of up to 7,015,364 shares of the Company’s common stock, $0.0001 par value per share (the “Shares”), consisting of (i) up to 5,846,137 Shares reserved for issuance pursuant to the Company’s 2022 Equity Incentive Plan (the “2022 Plan”) and (ii) up to 1,169,227 Shares reserved for issuance pursuant to the Company’s 2022 Employee Stock Purchase Plan (together with the 2022 Plan, the “Plans” and each, a “Plan”). We have reviewed copies of the Plans, and we have examined the originals, or photostatic or certified copies, of such records of the Company, of certificates of officers of the Company and of public documents, and such other documents as we have deemed relevant and necessary as the basis of the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies and the authenticity of the originals of such copies. Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized, and when issued and sold in accordance with the terms of the applicable Plan, will be validly issued, fully paid and non-assessable. The opinion expressed above is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America. This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K. Very truly yours, /s/ Baker & McKenzie LLP Baker & McKenzie LLP